Exhibit 4.2.1
CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.
Contract number (FI No): 89427
Contract number (FI No): 89987
Serapis No: 2018-0245

NANOBIOTIX EGFF

Amendment Agreement n°1 in relation to the
Finance Contract signed on 26 July 2018

between the

EUROPEAN INVESTMENT BANK

and

NANOBIOTIX

18 October 2022

THIS AGREEMENT IS MADE BETWEEN:

The European Investment Bank having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg, represented by __________________ and __________________	(the “Bank”)

and

Nanobiotix, a company incorporated in France, having its registered office at 60 rue de Wattignies, 75012 Paris, and registered under number 447 521 600 RCS Paris, represented by __________________	(the “Borrower”)
together referred to as the “Parties”.
WHEREAS

(A)The Borrower has stated that it is undertaking a research and development project relating to activities required to bring NBTXR3 (a nanoparticle radio-enhancer product) to the market (the "Investment"). The total cost of the Investment, as estimated by the Bank, is EUR 94,700,000.
(B)The Bank, considering that the financing of the Investment falls within the scope of its functions and that it is in a position to take some risks on this project, agreed to provide the Borrower with a credit in an amount of EUR 40,000,000 under a Finance Contract dated 26 July 2018 (the "Finance Contract") to finance the Investment.
(C)The Parties have agreed to enter into this amendment agreement (the “Amendment Agreement”) for the purpose of amending terms of the Finance Contract.
IT IS AGREED as follows:
1.DEFINITION AND INTERPRETATION

Unless otherwise defined, capitalised terms used in this Amendment Agreement have the same meaning attributed to them in the Finance Contract. References to Articles in this Amendment Agreement are references to Articles in the Finance Contract.
2.AMENDMENT TO THE FINANCE CONTRACT

Each of the Parties hereby agrees that, as from the date of signature of this Amendment Agreement, the Finance Contract shall be amended so as to exclusively be read as set out in Schedule 2 (the "Amended Finance Contract").
3.CONDITIONS PRECEDENT TO THE SIGNATURE OF THE AMENDMENT AGREEMENT
The signature of this Amendment Agreement is subject to the receipt by the Bank of all the documents and other evidences listed in Schedule 1, in form and substance satisfactory to the Bank, by no later than 19 October 2022.

4.EFFECTIVE GLOBAL RATE

The Parties acknowledge, as indicated to the Borrower in the TEG Letter, that the effective global rate applicable to the Credit on the date of the Amendment Agreement shall be determined in accordance with article L.314-1 to L.314-5 and R.314-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier) and article L.313-4 of the French Code monétaire et financier of the French Consumer Code (Code de la consommation) and the terms of the TEG Letter. The Parties agree that the TEG Letter forms an integral part of the Amended Finance Contract.
5.ABSENCE OF NOVATION

In no event shall this Amendment Agreement be construed as or entail a novation (as provided for under article 1329 of the French Code civil) of the provisions of the Finance Contract.

All provisions of the Finance Contract (including any schedules thereto) which are not amended by this Amendment Agreement in the form set out in the Amended Finance Contract shall remain in full force and effect.

The Amended Finance Contract forms an integral part of this Amendment Agreement, and accordingly, the provisions of the Amended Finance Contract and this Amendment Agreement constitute an indivisible and a single agreement.
6.REPRESENTATIONS AND WARRANTIES

The Repeating Representations are deemed repeated on the date of this Amendment Agreement.
7.COSTS AND EXPENSES
The Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of this Amendment Agreement and the Amended Finance Contract or any related document, any amendment, supplement or waiver in respect of this Amendment Agreement and the Amended Finance Contract.
8.PARTIAL INVALIDITY

If at any time any term of this Amendment Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Amendment Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)     the legality, validity or enforceability in that jurisdiction of any other term of this Amendment Agreement or the effectiveness in any other respect of this Amendment Agreement in that jurisdiction; or

(b)    the legality, validity or enforceability in other jurisdictions of that or any other term of this Amendment Agreement or the effectiveness of this Amendment Agreement under the laws of such other jurisdictions.
9.NO HARDSHIP
Each Party hereby acknowledges that the provisions of article 1195 of the French Code Civil shall not apply to it with respect to its obligations under this Amendment Agreement nor under any other Finance Document entered into on or after the date hereof and that it shall not be entitled to make any claim under article 1195 of the French Code Civil.
10.DESIGNATION

The Amendment Agreement is a Finance Document.

11.GOVERNING LAW AND JURISDICTION

11.1     Governing Law

This Amendment Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by French law.

11.2    Jurisdiction

Any disputes relating to this Amendment Agreement shall be subject to the jurisdiction of the competent French tribunals in Paris.

This Amendment Agreement has been entered into three (3) originals in the English language

Signed for and on behalf of the
EUROPEAN INVESTMENT BANK /s/ Maria-Teresa Massaad By: Maria-Teresa Massaad Title: Head of Division /s/ Angelos Kouvaras By: Angelos Kouvaras Title: Transaction Monitoring Officer

Signed for and on behalf of
NANOBIOTIX /s/ Laurent Levy By: Laurent Levy Title: Chairman of the Executive Board

Schedule 1
Conditions precedent to the signature of the Amendment Agreement

(a)The duly executed Amendment Agreement.
(b)The duly executed Amendment Agreement to the Royalty Agreement.
(c)The duly executed Guarantee Agreement.
(d)The TEG Letter countersigned by the Borrower.
(e)The constitutional documents of the Borrower.
(f)The constitutional documents of Nanobiotix Corp.
(g)A copy of the resolution of the competent body (board of directors or general meeting of shareholders) of the Borrower duly authorising the execution of the Finance Documents to which it is a party and duly authorising the relevant signatories.
(h)A copy of the resolution of the competent body (board of directors or general meeting of shareholders) of Nanobiotix Corp. duly authorising the execution of the Finance Documents to which it is a party and duly authorising the relevant signatories.
(i)A legal opinion of Hogan Lovells (Paris) LLP, legal adviser to the Bank as to matters of French law, addressed to the Bank on the legality, validity and enforceability of the Finance Documents.
(j)A legal opinion of Jones Day, legal adviser to the Borrower, addressed to the Bank, on the valid existence of the Borrower, the authority and capacity of the Borrower to enter into the Finance Documents to which it is a party and on the due execution and choice of law of the Finance Documents to which it is a party.
(k)A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of the Amendment Agreement.
(l)A certificate of an authorised signatory of Nanobiotix Corp. certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of the Amendment Agreement.
(m)Evidence of payment of all the fees and expenses invoiced as of 19 October 2022 as required under the Finance Documents including the costs, expenses and fees referred to in Article 7 above.
(n)A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or the validity and enforceability of the same.

Schedule 2
Amended Finance Contract
(see next page)

Contract number (FI No): 89427
Contract number (FI No): 89987
Serapis No: 2018-0245
        Nanobiotix EGFF
Finance Contract dated 26 July 2018
as amended by an amendment agreement dated 18 October 2022
between the
European Investment Bank
and
Nanobiotix

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THIS CONTRACT WAS MADE ON 26 JULY 2018 AND AMENDED ON 18 OCTOBER 2022 BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by ____________________ and _______________________	(the "Bank")
and
Nanobiotix, a company incorporated in France, having its registered office at 60 rue de Wattignies, 75012 Paris, and registered under number 447 521 600 RCS Paris, represented by ___________________	(the "Borrower")

.

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WHEREAS:
(a)The Borrower has stated that it is undertaking a research and development project relating to activities required to bring NBTXR3 (a nanoparticle radio-enhancer product) to the market as more particularly described in the technical description (the "Technical Description") set out in Schedule A (the "Investment"). The total cost of the Investment, as estimated by the Bank, is EUR 94,700,000.
(b)The Bank, considering that the financing of the Investment falls within the scope of its functions, agreed to provide the Borrower with a credit in an amount of EUR 40,000,000 under this Finance Contract (as amended from time to time, the "Contract") to finance the Investment; provided that the amount of the loan hereunder shall not, in any case, exceed 50% of the cost of the Investment.
(c)This operation benefits from a guarantee from the European Union under the European Fund for Strategic Investments ("EFSI").
(d)The statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank's loan operations must be consistent with relevant policies of the European Union.
(e)The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its Transparency Policy, the purpose of which is to enhance the accountability of the EIB group towards its stakeholders and the citizens of the European Union in general.
(f)The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the European Union institutions and bodies and on the free movement of such data.
(g)The EIB places great emphasis on integrity and good governance and has therefore established policies and procedures to avoid misuse of its funds for purposes of tax fraud, tax evasion, money laundering and financing of terrorism, and with a view to protect against its operations financing artificial arrangements aimed at tax avoidance. Such policies and procedures are designed to be in line with the principles and standards of applicable EU Law, and European Union or internationally agreed tax standards on transparency and exchange of information.

(h)Pursuant to an amendment agreement dated 18 October 2022 the Bank and the Borrower have agreed to amend the Contract (the "Amendment Agreement").

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It is hereby agreed as follows:
Article 1
Interpretation and definitions
11.1Interpretation
In this Contract:
(a)references to Articles, Recitals, Schedules and Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and paragraphs of schedules to, this Contract. All Recitals and Schedules form part of this Contract;
(b)references to “law" or “laws” mean (a) any applicable law and any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law, and (b) EU Law;
(c)references to applicable law, applicable laws or applicable jurisdiction means (a) a law or jurisdiction applicable to the Borrower, its rights and/or obligations (in each case arising out of or in connection with the Finance Documents), its capacity and/or assets and/or the Investment; and/or, as applicable, (b) a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets;
(d)references to a provision of law are references to that provision as amended or re-enacted;
(e)references to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated; and
(f)words and expressions in plural shall include singular and vice versa.
11.2Definitions
In this Contract:
"Accepted Tranche" means a Tranche in respect of a Disbursement Offer which has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline
"acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal).
"Advance Payment of the Milestone Payment" has the meaning ascribed to this term in article 3.3(a) of the Royalty Agreement.
"Arms-Length Sale" means a good faith transaction for the sale of NBTXR3 made in the ordinary course of trade, according to the then current market conditions for such sale or, in the absence of such current market conditions, according to the market conditions for the sale of products similar to NBTXR3.
"Amendment Agreement to the Royalty Agreement" means the amendment agreement to the Royalty Agreement entered into between the Borrower and the Bank dated on or about the date the Amendment Agreement.
"Authorisation" means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.
"Authorised Signatory" means a person authorised to sign individually or jointly (as the case may be) Disbursement Acceptances on behalf of the Borrower and named in the most recent List of Authorised Signatories and Accounts received by the Bank prior to the receipt of the relevant Disbursement Acceptance.
"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Paris and in Luxembourg.

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“Cancellation Fee” means, in relation to the cancellation of an Accepted Tranche by the Borrower, under Article 2.7(a), or in relation to an amount cancelled by the Bank under Articles 2.7(b) and 2.7(c) (Fee for cancellation of an Accepted Tranche), a fee of 2% of the cancelled amount.
"Change-of-Control Event" means:
(a)any person or group of persons acting in concert gains control of the Borrower or of any entity directly or ultimately controlling the Borrower; or
(b)Laurent Levy ceases to hold at least the Minimum Shareholding in the Borrower.
"Change-of-Law Event" means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the opinion of the Bank, would materially impair an Obligor's ability to perform its obligations under the Finance Documents.
"Commercialization" means the first Financial Year in which the Group first achieves Net Sales in excess of EUR 5,000,000.
"Compliance Certificate" means a compliance certificate substantially set out as in Schedule K.
"Contract Number" shall mean the Bank generated number identifying this Contract and indicated on the cover page of this Contract after the letters "FI N°".
"Credit" has the meaning given to it in Article 2.1 (Amount of Credit).
"Deal" has the meaning ascribed to this term in the Royalty Agreement.
"Disbursement Acceptance" means a copy of the Disbursement Offer duly countersigned by the Borrower.
"Disbursement Acceptance Deadline" means the date and time of expiry of a Disbursement Offer as specified therein.
"Disbursement Account" means, in respect of each Tranche, the bank account set out in the most recent List of Authorised Signatories and Accounts.
"Disbursement Date" means the date on which disbursement of a Tranche is made by the Bank.
"Disbursement Offer" means a letter substantially in the form set out in Schedule C.
"Dispute" has the meaning given to it in Article 10.2.
"Disruption Event" means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party from:
(i)performing its payment obligations under this Contract; or
(ii)communicating with other parties in accordance with the terms of this Contract, and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.
"EFSI" has the meaning given in Recital C.
"EFSI Regulation" means the Regulation 2015/1017 of the European Parliament and of the Council of 25 June 2015 on the European Fund for Strategic Investments as amended, supplemented or restated.
"Environment" means the following, in so far as they affect human health or social well-being:
(a)fauna and flora;
(b)soil, water, air, climate and the landscape; and
(c)cultural heritage and the built environment,
and includes, without limitation, occupational and community health and safety.
"Environmental Approval" means any Authorisation required by Environmental Law.

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"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
"Environmental Law" means EU Law including principles and standards, and national laws and regulations, of which a principal objective is the preservation, protection or improvement of the Environment.
"Existing Indebtedness" means the Indebtedness listed in Schedule G.
"Existing Off Balance Sheet Commitments" means the off-balance sheet commitments listed in Schedule G.
“EU Law” means the acquis communautaire of the European Union as expressed through the Treaties of the European Union, the regulations, directives, delegated acts, implementing acts, and the case law of the Court of Justice of the European Union.
"EUR" or "euro" means the lawful currency of the Member States of the European Union which adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.
"EURIBOR" has the meaning given to it in Schedule B (Definition of EURIBOR).
"Event of Default" means any of the circumstances, events or occurrences specified in Article 9 (Events of Default).
"Fee Letter" means the letter from the Bank to the Borrower dated 14 March 2018.
"Final Availability Date" means the day falling 24 months after the signature of this Contract.
"Finance Documents" means this Contract, the Amendment Agreement, the Guarantee Agreement, the Royalty Agreement, the Amendment Agreement to the Royalty Agreement and the Fee Letter.
"Finance Lease" means any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease.
“Financial Year” means the calendar year (1 of January-31 of December).
"First Tranche" has the meaning given to that term in Article 2.2.1 (Tranches).
"First Royalty Payment Date" means the Royalty Payment Date falling during the first Financial Year starting after Commercialization.
"Fixed Rate" means:
(a)in relation to the Second Tranche, 5% (five per cent); and
(b)in relation to the Third Tranche, 4% (four per cent).
"GAAP" means generally accepted accounting principles in France, including IFRS.
"Group" means the Group Companies, taken together as a whole.
"Group Company" means the Borrower and its Subsidiaries.
"Guarantee Agreement" means a first demand guarantee in form and substance satisfactory to the Bank to be entered into by a Guarantor as guarantor and the Bank as beneficiary.
"Guarantor" means any Material Subsidiaries, if legally feasible under its law of incorporation.
"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Illegal Activities" means any of the following illegal activities or activities carried out for illegal purposes: tax evasion, tax fraud, fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism or any illegal activity that may affect the financial interests of the EU, according to applicable laws.
"Indebtedness" means any:
(a)obligations for borrowed money;
(b)indebtedness under any acceptance credit;
(c)indebtedness under any bond, debenture, note or similar instrument;
(d)instrument under any bill of exchange;

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(e)indebtedness in respect of any interest rate or currency swap or forward currency sale or purchase or other form of interest or currency hedging transaction (including without limit caps, collars and floors);
(f)indebtedness under any Finance Lease;
(g)indebtedness (actual or contingent) under any guarantee, bond security, indemnity or other agreement;
(h)indebtedness (actual or contingent) under any instrument entered into for the purpose of raising finance;
(i)indebtedness in respect of a liability to reimburse a purchaser of any receivables sold or discounted in the event that any amount of those receivables is not paid;
(j)indebtedness arising under a securitisation; or
(k)other transaction which has the commercial effect of borrowing.
"Intellectual Property Rights" means intellectual property of every designation relating to NBTXR3 including therapeutic area, including immunology-oncology (including, without limitation, patents, utility patents, copyrights, design rights, trademarks, service marks and know how) whether capable of registration or not.
"Investment" has the meaning given to that term in Recital (A).
"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
"Lead Organisation" means the European Union, the United Nations, the International Monetary Fund, the Financial Stability Board, the Financial Action Task Force and the Organisation for Economic Cooperation and Development.
"List of Authorised Signatories and Accounts" means a list, in form and substance satisfactory to the Bank, setting out: (i) the Authorised Signatories, accompanied by evidence of signing authority of the persons named on the list and specifying if they have individual or joint signing authority, (ii) the specimen signatures of such persons, and (iii) the bank account(s) to which disbursements may be made under this Contract (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary.
"Loan" means the aggregate of the amounts disbursed from time to time by the Bank under this Contract.
"Loan Outstanding" means the aggregate of the amounts disbursed from time to time by the Bank under this Contract that remains outstanding.
"Long Stop Date" means the date falling on 30 June 2029, irrespective of the Commercialization date.
"Material Adverse Change" means, any event or change of condition, which, in the opinion of the Bank has a material adverse effect on:
(a)the ability of the Borrower or the Group taken as a whole to perform its obligations under the Finance Documents;
(b)the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or the Group as a whole; or
(c)the legality, validity or enforceability of, the rights or remedies of the Bank under the Finance Documents.
"Material Subsidiary" means any Subsidiary of the Borrower from time to time, whose gross revenues, total assets or EBITDA represents not less than 5% of (i) the consolidated gross revenues of the Group or, (ii) the consolidated total assets of the Group or, (iii) as the case may be, the consolidated EBITDA of the Group, as calculated based on the then latest consolidated audited accounts of the Group.
"Maturity Date" means:
(a)for the First Tranche, the sole Repayment Date of that Tranche being the earliest among:

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(i)the Third Royalty Payment Date; or
(ii)the Long Stop Date; and
(b)for the Second Tranche, the last Repayment Date of that Tranche, being the earliest among:
(i)the Second Royalty Payment Date; or
(ii)the Long Stop Date.
“Minimum Shareholding” means 50,000 shares, or in the case of a share split following the date of signature of the Finance Contract, a number of shares representing the same proportion of shares to the fully diluted shareholding of the Borrower following such share split as at the date of signature of the Finance Contract.
"Nanobiotix Upfront or Milestone Amount" means any upfront amount to be received in aggregate by the Group Company in connection with one or more Deal(s) with a Partner. For the sake of clarity, upfront amount is understood as the initial consideration for entering into a Deal and a milestone amount is understood as the consideration for achieving development or regulatory milestone event by the Borrower.
"New Shareholder Injections" means the aggregate amount subscribed for by any person (other than a Group Company) for ordinary shares in the Borrower or for subordinated loan notes or other subordinated debt instruments in the Borrower on terms acceptable to the Bank.
"Net Sales" means the total amount (i) invoiced by a Group Company or a future Partner in connection with the market sale of, or (ii) otherwise relating directly or indirectly to, (a) NBTXR3 or products or services derived from NBTXR3 – or (b) any other Intellectual Property Rights and owned or used by the Group – across all indications and in all countries, subject to all customary discounts, deductions and subtractions, provided that, with respect to sales which are not an Arms-Length Sale, this definition shall mean the total amount that would have been due in an Arms-Length Sale. In case of a future Partner commercializing NBTXR3, Parties agree that Nanobiotix Upfront or Milestone Amount are excluded from "Net Sales".
"Non-EIB Financing" includes any loan (save for the Loan and any other direct loans from the Bank to the Borrower (or any other Group Company)), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower (or any other Group Company)) for a term of more than 3 (three) years.
"Obligor" means the Borrower and each Guarantor.
"Party" means a party to this Agreement.
"Partner" means the counterparty to the Borrower or another Group Company in a Pharma Partnership Agreement.
"Payment Date" means the annual or semi-annual dates specified in the Disbursement Offer until and including the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means: the following Relevant Business Day, without adjustment to the interest due under Article 4.2 (Second and Third Tranches Interest) except for those cases where a payment is made as a single instalment in accordance with Article 5.1.1 (First Tranche) and paragraph (b) of Article 5.1.2 (Second Tranche), and to the final interest payment only, when it shall mean the preceding Relevant Business Day, with adjustment to the interest due under Article 4.1 (First Tranche Interest) and under Article 4.2 (Second and Third Tranches Interest) as regards the final interest instalment.
"Permitted Disposal" means any disposal of assets which is permitted in accordance with Paragraph 8 of Schedule H.
"Permitted Guarantees" means each and every guarantee permitted in accordance with Paragraph 17 of Schedule H.
"Permitted Hedging" has the meaning given to such term in Paragraph 18 of Schedule H.
"Permitted Indebtedness" means Indebtedness of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 16 of Schedule H.

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"Permitted Security" means Security of the Borrower and/or any Group Company which is permitted in accordance with Paragraph 23(c) of Schedule H.
"Pharma Partnership Agreement" means an agreement through which the Borrower or another Group Company enters into an arrangement with other parties with the common aim of developing – including co-development – and/or commercialising – including co-commercialisation – (monetising) NBTXR3 or any other Intellectual Property Rights currently owned by the Group, including without limitation any agreement under which a Partner is granted a license in respect of NBTXR3 or any other Intellectual Property Rights currently owned by the Group.
"PIK Interest Prepayment Amount" means the principal amount equivalent to PIK interest accrued and/or capitalised annually (inclusive of compounding) over the period running:
(a)from 12 October 2018 until 12 October 2023, if a Deal is signed by a Group Company on or before 16 August 2023; or
(b)from 12 October 2018 until 12 October 2024, if no Deal is signed by a Group Company on or before 16 August 2023, to be prepaid by the Borrower in accordance with Article 5.3.6 (PIK Interest).
"PIK Interest Prepayment Date" means the date on which the Borrower shall prepay the relevant PIK Interest Prepayment Amount, being:
(a)12 October 2023, if a Deal is signed by a Group Company on or before 16 August 2023; or
(b)12 October 2024, if no Deal is signed by a Group Company on or before 16 August 2023.
"PIK Interest Rate" means, in relation to the First Tranche, 6% (six per cent).
"Prepayment Amount" means the amount of a Tranche to be prepaid by the Borrower in accordance with Articles 5.2 (Voluntary prepayment), 5.3 (Compulsory prepayment) or 9.1 (Right to demand repayment).
"Prepayment Date" means the date on which the Borrower proposes or is requested by the Bank, as applicable, to effect prepayment of a Prepayment Amount.
"Prepayment Event" means any of the events described in Article 5.3 (Compulsory Prepayment).
"Prepayment Fee" means, as the case may be, in relation to a Prepayment Amount in respect of a Tranche, a fee as follows:
(a)a fee of 5% of the Prepayment Amount if the Prepayment Date is after the relevant Disbursement Date but before or on the first anniversary of such Disbursement Date;
(b)a fee of 4% of the Prepayment Amount if the Prepayment Date is after the first anniversary of the relevant Disbursement Date but before or on the second anniversary of such Disbursement Date;
(c)a fee of 3% of the Prepayment Amount if the Prepayment Date is after the second anniversary of the relevant Disbursement Date but before or on the third anniversary of such Disbursement Date;
(d)a fee of 2% of the Prepayment Amount if the Prepayment Date is after the third anniversary of the relevant Disbursement Date but before or on the Maturity Date, with such fee being payable on the applicable Prepayment Date.
"Prepayment Notice" means a written notice from the Bank to the Borrower in accordance with Article 5.2.3.
"Prepayment Request" means a written request from the Borrower to the Bank to prepay all or part of the Loan Outstanding, in accordance with Article 5.2.1.
"Relevant Business Day" means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR.
"Repayment Date" shall mean each Payment Date specified in the Disbursement Offer for the repayment of a Tranche in accordance with Article 5.1.

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"Repeating Representations" means each of the representations set out in Schedule F (Representations and Warranties) other than in Paragraphs 2(a), 3(b), 3(c), 4, 7(c)(a), 7(g), 8 and 9 thereof, those Paragraphs thereof which are identified with the words "(Non-repeating)" at the end of the Paragraphs.
"Royalty Agreement" means the royalty agreement entered into between the Borrower and the Bank dated 26 July 2018, as amended from time to time including pursuant to the Amendment Agreement to the Royalty Agreement.
"Royalty Payment Date" has the meaning ascribe to the term "Payment Date" in the Royalty Agreement.
"Second Royalty Payment Date" means the Royalty Payment Date falling during the second Financial Year starting after Commercialization.
"Second Tranche" has the meaning given to that term in Article 2.2.1 (Tranches).
"Security" means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Senior Management Change" means that the Senior Management Personnel has ceased to be the Chief Executive Officer of the Borrower without the Bank having given its prior written consent to such a change.
"Senior Management Personnel" means Dr Laurent Levy.
"Subsidiary" means an entity of which the Borrower has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and "control" for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Technical Description" has the meaning given to it in Recital (A).
"Third Royalty Payment Date" means the Royalty Payment Date falling during the third Financial Year starting after Commercialization.
"Third Tranche" has the meaning given to that term in Article 2.2.1 (Tranches).
"Tranche" means each disbursement made or to be made under this Contract. In the event that no Disbursement Acceptance has been received, Tranche shall mean a Tranche as offered under Article 2.2.2.
"Voluntary Non EIB Prepayment" means a voluntary prepayment by any Group Company) (for the avoidance of doubt, prepayment shall include a repurchase, redemption or cancellation where applicable) of a part or the whole of any Non-EIB Financing where:
(a)such prepayment is not made within a revolving credit facility (save for the cancellation of the revolving credit facility); or
(b)such prepayment is not made out of the proceeds of a loan or other indebtedness having a term at least equal to the unexpired term of the Non-EIB Financing prepaid.
Article 2
Credit and Disbursements
11.1Amount of Credit
By this Contract, the Bank establishes in favour of the Borrower, and the Borrower accepts, a credit in an amount of EUR 40,000,000 for the financing of the Investment (the "Credit").

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11.2Disbursement procedure
11.1.1Tranches
The Bank shall disburse the Credit in Euros in up to 3 (three) Tranches as follows:
(a)The first Tranche shall be EUR 16,000,000 (sixteen million euros) (the "First Tranche");
(b)The second Tranche shall be EUR 14,000,000 (fourteen million euros) (the "Second Tranche");
(c)The third Tranche shall be EUR 10,000,000 (ten million euros) (the "Third Tranche");
11.1.2Disbursement Offer
Upon request by the Borrower and subject to Article 2.5, provided that no event mentioned in Article 2.6(b) has occurred and is continuing, the Bank shall send to the Borrower a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by the Borrower of a Disbursement Offer is 10 (ten) days before the Final Availability Date. The Disbursement Offer shall specify:
(a)whether the Tranche is the First Tranche, the Second Tranche or the Third Tranche;
(b)the amount of the Tranche;
(c)the Disbursement Date, which shall be a Relevant Business Day, falling at least 10 (ten) days after the date of the Disbursement Offer and on or before the Final Availability Date;
(d)the interest rate basis of the Tranche, namely:
(i)in respect of the First Tranche, the PIK Interest Rate; and
(ii)in respect of the Second Tranche and the Third Tranche, the Fixed Rate applicable to such Tranche; and
(e)the Payment Dates and interest periods;
(f)the terms and frequency for repayment of principal;
(g)first Repayment Date and/or Maturity Date;
(h)the Disbursement Acceptance Deadline.
11.1.3Disbursement Acceptance
(a)The Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be signed by an Authorised Signatory with individual representation right or two or more Authorised Signatories with joint representation right and shall specify the Disbursement Account to which disbursement of the Tranche should be made in accordance with Article 2.3 (Disbursement Account);
(b)If a Disbursement Offer is duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, and provided the conditions in Article 2.5.6 are met, the Bank shall make the Accepted Tranche available to the Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.
(c)The Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline, in which case the Tranche shall not be made available to the Borrower by the Bank, and the Credit shall not be affected.
11.3Disbursement Account
(a)Disbursement shall be made to the Disbursement Account specified in the relevant Disbursement Acceptance, provided that such Disbursement Account is acceptable to the Bank.
(b)Only one Disbursement Account may be specified for each Tranche.

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11.4Currency of disbursement
The Bank shall disburse each Tranche in EUR.
11.5Conditions of Disbursement
11.1.1Initial Documentary Conditions Precedent
No Disbursement Offer will be provided by the Bank under this Contract unless the Bank has confirmed that it has received all of the documents and other evidence listed in Schedule F (Initial Documentary Conditions Precedent) in form and substance satisfactory to it.
11.1.2First Tranche – Documentary Conditions Precedent
No Disbursement Offer, in relation to the First Tranche, will be provided by the Bank under this Contract unless the Bank has confirmed that it has received, in form and substance satisfactory to it evidence that expenditures matching the amount of the First Tranche to be disbursed have been incurred or are committed to the project.
11.1.3Second Tranche – Documentary Conditions Precedent
No Disbursement Offer, in relation to the Second Tranche, will be provided by the Bank under this Contract unless:
(a)the First Tranche has been fully disbursed; and
(b)the Bank has confirmed that it has received, in form and substance satisfactory to it, evidence of a positive Clinical Evaluation Assessment Report (as defined in MEDDEV 2.7/1 revision 4) from Laboratoire National de Métrologie et d’Essais for the CE mark application for NBTXR3 and the successful identification of the dosage for the use of NBTXR3 in Head and Neck clinical studies.
11.1.4Third Tranche – Documentary Conditions Precedent
No Disbursement Offer, in relation to the Third Tranche, will be provided by the Bank under this Contract unless
(a)the Second Tranche has been fully disbursed; and
(b)the Bank has confirmed that it has received, in form and substance satisfactory to it:
(i)evidence, that the CE mark for NBTXR3 has been obtained and that the primary clinical endpoint of the pivotal phase III trial for the use of NBTXR3 in the treatment of Head and Neck cancer has been achieved;
(ii)evidence that the Borrower has received a fully paid capital increase of at least EUR 20,000,000 (twenty million euros) in new equity financing.
11.1.5All Tranches - Documentary Conditions Precedent
No Disbursement Offer, including the first Disbursement Offer, will be provided by the Bank under this Contract unless the Bank has confirmed that it has received, in form and substance satisfactory to it:
(a) a certificate from the Borrower in the form of Schedule D, signed by an authorised representative of the Borrower and dated no earlier than the date falling 10 (ten) days before the Disbursement Date; and
(b)A progress report in relation to the Investment in the form as set out in Part A.2 of Schedule A.
11.1.6All Tranches – Other Conditions
The Bank will only be obliged to make any Accepted Tranche available to the Borrower if on the Disbursement Date for the proposed Tranche:
(c)the representations and warranties which are repeated pursuant to Article 7(b) are correct in all respects; and
(d)no event or circumstance has occurred and is continuing which constitutes or would with the expiry of a grace period and/or the giving of notice under this Contract constitute:

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(i)an Event of Default; or
(ii)a Prepayment Event other than pursuant to Article 5.3.1 (Cost Reduction), or would, in each case, result from the disbursement of the proposed Tranche.
11.1.7Conditions precedent for the sole benefit of the Bank
The conditions precedent provided for in this Article 2.5 (Conditions of Disbursement) are stipulated for the sole benefit of the Bank.
11.6Cancellation
(a)The Borrower may send a written notice to the Bank requesting the cancellation of the undisbursed portion of the Credit. The written notice:
(i)must specify whether the Borrower would like to cancel the undisbursed portion of the Credit in whole or in part and, if in part, the amount of the Credit the Borrower would like to cancel; and
(ii)must not relate to an Accepted Tranche which has a Disbursement Date falling within 5 (five) Business Days of the date of the written notice.
Upon receipt of such written notice, the Bank shall cancel the requested undisbursed portion of the Credit with immediate effect.
(b)At any time upon the occurrence of the following events, the Bank may notify the Borrower in writing that the undisbursed portion of the Credit shall be cancelled in whole or in part:
(i)a Prepayment Event;
(ii)an Event of Default;
(iii)an event or circumstance which would with the passage of time or giving of notice under this Contract constitute a Prepayment Event other than pursuant to Article 5.3.1 (Cost reduction) or an Event of Default; or
(iv)by an amount equal to the amount by which it is entitled to cancel the Credit pursuant to Article 5.3.1 (Cost reduction).
On the date of such written notification the relevant undisbursed portion of the Credit shall be cancelled with immediate effect.
11.7Fee for cancellation of an Accepted Tranche
(a)If pursuant to Article 2.6(a) the Borrower cancels an Accepted Tranche, the Borrower shall pay to the Bank the Cancellation Fee.
(b)If the Bank cancels an Accepted Tranche upon an Event of Default, the Borrower shall pay to the Bank the Cancellation Fee.
(c)If an Accepted Tranche is not disbursed on the Disbursement Date because the conditions precedent set out in Article 2.5.6 (All Tranches – Other Conditions) are not satisfied on such date, such Tranche shall be cancelled and the Borrower shall pay to the Bank the relevant Cancellation Fee.
11.8Cancellation after expiry of the Credit
On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, any part of the Credit in respect of which no Disbursement Acceptance has been received in accordance with Article 2.2.3 shall be automatically cancelled, without any notice being served by the Bank to the Borrower. It being specified that Third Tranche has not been disbursed prior to the Final Availability Date.
11.9Non-utilisation fee
(a)The Borrower shall pay to the Bank a non-utilisation fee for an amount of 1% of the Credit if no disbursement has occurred under the Contract within 6 (six) months of the date of signature of the Contract.

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(b)If the date on which the non-utilisation fee is due to be paid is not a Relevant Business Day, payment shall be made on the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day.
11.10Sums due under Article 2
Sums due under Article 2.6 (Cancellation) shall be payable in EUR. Sums due under Article 2.6 (Cancellation) shall be payable within 15 (fifteen) days of the Borrower's receipt of the Bank's demand or within any longer period specified in the Bank's demand.
Article 3
The Loan
11.1Amount of Loan
The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit.
11.2Currency of repayment, interest and other charges
(a)Interest, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in EUR.
(b)Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.
Article 4
Interest
11.1First Tranche Interest
Interest shall accrue on the outstanding balance of the First Tranche at the PIK Interest Rate annually, and calculated on the basis of Article 6.10 (Day count convention). Such interest shall be capitalised on each Payment Date and added to the outstanding principal amount of the Loan. Any such accrued interest shall, after being so capitalised, be treated as part of the principal amount of that Loan, shall bear all interest in accordance with this Article 4 and exception made of Article 5.3.6 (PIK Interest), shall be payable on the Maturity Date or, where a Tranche is otherwise prepaid, on the date of Prepayment Date.
Interest to be paid at the PIK Interest Rate will be compounded only, if, within the meaning of article 1343-2 of the French code civil, such interest is due for a period of at least one year.
11.2Second and Third Tranches Interest
The Borrower shall pay interest on the outstanding balance of the Second Tranche and the Third Tranche at the Fixed Rate semi-annually in arrear on the relevant Payment Dates specified in the Disbursement Offer, and calculated on the basis of Article 6.10 (Day count convention). If the period from the Disbursement Date to the first Payment Date is fifteen (15) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
11.3Royalty Agreement
In addition to the interest payable pursuant to Articles 4.1 to 4.2 above, the Bank shall be entitled to receive any amounts due in connection with the Royalty Agreement.

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11.4Interest on overdue sums
Without prejudice to Article 9 and by way of exception to Articles 4.1 and 4.2, if the Borrower fails to pay any amount payable by it under the Contract on its due date, interest shall accrue on any overdue amount from the due date to the date of actual payment at an annual rate equal to:
(a)for overdue sums related to the First Tranche, the higher of (a) the applicable PIK Interest Rate, plus 2% (200 basis points) or (b) EURIBOR plus 2% (200 basis points);
(b)for overdue sums related to the Second Tranche and the Third Tranche, the higher of (a) the applicable Fixed Rate plus 2% (200 basis points) or (b) EURIBOR plus 2% (200 basis points);
(c)for overdue sums other than under Article 4.4(a) above, the EURIBOR plus 2% (200 basis points), and shall be payable in accordance with the demand of the Bank. For the purpose of determining EURIBOR in relation to this Article 4.4, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.
If the overdue sum is in a currency other than the currency of the Loan, the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points) shall apply, calculated in accordance with the market practice for such rate.
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such interest is due for a period of at least one year, but will remain immediately due and payable.
11.5Effective global rate
The parties to this Contract acknowledge, as indicated to the Borrower in the TEG letters dated on the date hereof and on the date of the Amendment Agreement (the "TEG Letters"), that the effective global rate applicable to the Credit on the date hereof and on the date of the Amendment Agreement shall be determined in accordance with article L.314-1 to L.314-5 and R.314-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier) and article L.313-4 of the French Code monétaire et financier of the French Consumer Code (Code de la consommation) and the terms of such TEG Letters. The Parties agree that these TEG Letters form an integral part of this Contract.
Article 5
Repayment
11.1Normal repayment
11.1.1First Tranche
The Borrower shall repay the First Tranche, together with all other amounts outstanding under this Contract in relation to that Tranche in a single instalment on the Maturity Date of the First Tranche.
11.1.2Second Tranche
(a)Up to March 2022 Repayment Date (included)
The Borrower shall repay the Second Tranche by equal semi-annual instalments of principal together with all other amounts outstanding under this Contract in relation to that Tranche on the Repayment Date(s) specified in the relevant Disbursement Offer.
The first Repayment Date of the Second Tranche shall be the date falling on the Repayment Date immediately following the second anniversary of the Disbursement Date.
(b)As from March 2022 Repayment Date (excluded)

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The Borrower shall repay the Outstanding Loan under the Second Tranche, together with all other amounts outstanding under this Contract in relation to that Tranche in a single instalment on the Maturity Date of the Second Tranche.
11.1.3Third Tranche
The Borrower shall repay the Third Tranche, by equal semi-annual instalments of principal together with all other amounts outstanding under this Contract in relation to that Tranche on the Repayment Date(s) specified in the relevant Disbursement Offer.
The first Repayment Date of the Third Tranche shall be the date falling on the Repayment Date immediately following the first anniversary of the Disbursement Date.
The last Repayment Date of the Third Tranche shall be the date falling 5 (five) years from its Disbursement Date.
11.2Voluntary prepayment
11.1.1Prepayment option
(a)Subject to Articles 5.2.2 and 5.4 (General), the Borrower may prepay all or part of any Tranche, together with accrued interest (including any interest under Article 4.1 and 4.2), any Prepayment Fee, upon giving a Prepayment Request with at least 30 (thirty) calendar days prior notice specifying
(i)the Prepayment Amount;
(ii)the Prepayment Date;
(iii)if applicable, the choice of application method of the Prepayment Amount in line with paragraph (a)(i) of Article 6.5.3; and
(iv)the Contract Number.
(b)The Prepayment Request shall be irrevocable.
11.1.2Prepayment Fee
If the Borrower prepays a Tranche, the Borrower shall pay the relevant Prepayment Fee on the Prepayment Date.
11.1.3Prepayment mechanics
Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Prepayment Fee and the method of application of the Prepayment Amount. If the Prepayment Notice specifies Prepayment Fee, it shall also specify the deadline by which the Borrower may accept the Prepayment Notice, and the Borrower must accept the Prepayment Notice no later than such deadline as a condition to prepayment.
The Borrower shall make a prepayment in accordance with the Prepayment Notice and shall accompany the prepayment by the payment of accrued interest (including any interest under Article 4.1 and Article 4.2 and Prepayment Fee, due on the Prepayment Amount, as specified in the Prepayment Notice, and shall identify the Contract Number in the prepayment transfer.
11.3Compulsory prepayment
11.1.1Cost Reduction
If the total cost of the Investment at completion by the final date specified in the Technical Description falls below the figure stated in Recital (A) so that the amount of the Credit exceeds 50% of such total cost, the Bank may forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding up to the amount by which the Credit exceeds 50% of the total cost of the Investment.

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11.1.2Pari passu to Non-EIB Financing
In the event of a Voluntary Non-EIB Prepayment, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan. The proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.
11.1.3Change Events
The Borrower shall promptly inform the Bank if:
(a)a Change-of-Control Event has occurred or is likely to occur in respect of itself ;
(b)a Change-of-Law Event has occurred or is likely to occur; or
(c)a Senior Management Change has occurred or is likely to occur.
In such case, or if the Bank has reasonable cause to believe that such an event has occurred or is likely to occur, the Borrower shall, on request of the Bank, consult with the Bank as to the impact of such event. If 30 (thirty) days have passed since the date of such request and the Bank is of the opinion that the event will occur and the effects of such event cannot be mitigated to its satisfaction, or in any event if a Change-of-Control Event, Change-of-Law Event or Senior Management Change has actually occurred, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.
11.1.4Illegality
If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.
11.1.5Disposals
If the Borrower disposes of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, without the approval of the Bank in accordance with Schedule H8(b) (Disposal of assets), the Borrower shall apply all proceeds of such disposal to prepay the Loan Outstanding (in part or in whole), together with accrued interest, on the Payment Date following receipt of such proceeds.
11.1.6PIK Interest
The Borrower shall prepay the Loan Outstanding under First Tranche (together with accrued interest and all other amounts accrued or outstanding under this Contract) up to the relevant PIK Interest Prepayment Amount on the applicable PIK Interest Prepayment Date.
After the payment of the PIK Interest Prepayment Amount, interest on the First Tranche will continue to accrue as per Article 4.1 above.
11.1.7Prepayment Fee
(a)Subject to paragraph (b) below, in the case of a Prepayment Event in relation to a Tranche, the Borrower shall pay the relevant Prepayment Fee.
(b)By way of exception of paragraph (a) above, in the case of the Prepayment Event referred to in clause 5.3.6 (PIK Interest), no Prepayment Fee will be due.

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11.1.8Prepayment mechanics
Any sum demanded by the Bank pursuant to Articles 5.3.1 to 5.3.4 shall be paid on the date indicated by the Bank in its notice of demand, such date being a date falling not less than 30 (thirty) days from the date of the demand (or, if earlier, the last day of any applicable grace period permitted by law in respect of the event in Article 5.3.4).
11.4General
(a)A repaid or prepaid amount may not be reborrowed.
(b)If the Borrower prepays a Tranche (or part of a Tranche) on a date other than a relevant Payment Date, or if the Bank exceptionally accepts, solely upon the Bank’s discretion, a Prepayment Request with prior notice of less than 30 (thirty) calendar days, the Borrower shall pay to the Bank an administrative fee in such an amount as the Bank shall notify to the Borrower. For the avoidance of doubt, the 30 (thirty) days prior notice shall not apply in the case of the Prepayment Event referred to in clause 5.3.6 (PIK Interest) and no administrative fee will be applicable in that case.
Article 6
Payments
11.1Day count convention
Any amount due under this Contract and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days;
11.2Time and place of payment
(a)If neither this Contract nor the Bank's demand specifies a due date, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower's receipt of the Bank's demand.
(b)Each sum payable by the Borrower under this Contract shall be paid to the following account:

Bank:	European Investment Bank
City:	Luxembourg
Account number:	LU92 9980 0000 0000 0001
SWIFT Code/BIC:	BEILLULLXXX
Remark:	/RT or direct via TARGET2 (DVT),
or such other account notified by the Bank to the Borrower.
(c)The Borrower shall provide the Contract Number as a reference for each payment made under this Contract.
(d)Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. Any account in the name of the Borrower held with a duly authorised financial institution in the jurisdiction where the Borrower is incorporated or where the Investment is undertaken is deemed acceptable to the Bank.
11.3No set-off by the Borrower
All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

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11.4Disruption to Payment Systems
If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:
(a)the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;
(b)the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in Article 6.4(a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and
(c)the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 6.4.
11.5Application of sums received
11.1.1General
Sums received from the Borrower shall only discharge its payment obligations if and when received in accordance with the terms of this Contract.
11.1.2Partial payments
If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment in or towards payment of:
(a)first, any unpaid fees, costs, indemnities and expenses due under this Contract;
(b)secondly, any accrued interest due but unpaid under this Contract;
(c)thirdly, any principal due but unpaid under this Contract; and
(d)fourthly, any other sum due but unpaid under this Contract.
11.1.3Allocation of sums related to Tranches
(a)In case of:
(i)a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity,
(ii)a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the amount prepaid shall be applied in reduction of the outstanding instalments in inverse order of maturity.
(b)Sums received by the Bank following a demand under Article 9.1 (Right to demand repayment) and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.
(c)In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.
Article 7
Borrower undertakings and representations
(a)The Borrower makes the representations and warranties set out in Schedule F (Representations and Warranties) to the Bank on the date of this Agreement.
(b)The Repeating Representations are deemed to be made by the Borrower on the date of each Disbursement Acceptance, each Disbursement Date, each Payment Date and the date of signature of the Amendment Agreement by reference to the facts and circumstances then existing.

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(c)The undertakings in
(i)Schedule H (General Undertakings) and Schedule I (Information and Visits) remain in force from the date of this Contract; and
(ii)Schedule J (Financial covenant) remain in force from the date of the Amendment Agreement, for so long as any amount is outstanding under this Contract or the Credit is available.
Article 8
Charges and expenses
11.1Taxes, duties and fees
The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.
The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Borrower is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.
11.2Other charges
The Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of the Finance Documents or any related document, any amendment, supplement or waiver in respect of the Finance Documents or any related document.
11.3Increased costs, indemnity and set-off
(a)The Borrower shall pay to the Bank any costs or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation which occurs after the date of signature of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.
(b)Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any full or partial discharge that takes place in a manner other than as expressly set out in this Contract.
(c)The Bank may set off any matured obligation due from the Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

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Article 9
Events of default
11.1Right to demand repayment
The Bank may demand (in writing) without prior notice (mise en demeure préalable) or any judicial or extra judicial step immediate repayment by the Borrower of all or part of the Loan Outstanding (as requested by the Bank), together with accrued interest, any Prepayment Fee and all other accrued or outstanding amounts under this Contract, if:
(a)any amount payable pursuant to this Contract is not paid on the due date at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;
(b)any information or document given to the Bank by or on behalf of any Obligor or any representation, warranty or statement made or deemed to be made by the Borrower in or pursuant to this Contract is or proves to have been incorrect, incomplete or misleading in any material respect;
(c)following any default of any Obligor in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan,
(i)such Obligor is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or
(ii)any financial commitment for such other loan or obligation is cancelled or suspended;
where such loan or financial transaction is for at least EUR 100,000.
(d)any Obligor is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors including a moratorium, or commences negotiations with one or more of its creditors with a view to rescheduling any of its financial indebtedness;
(e)any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or an order is made or an effective resolution is passed for the winding up of any Obligor, or if any Obligor takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities or any situation similar to any of the above occurs under any applicable law;
(f)if any of the following events occur:
(i)any Obligor and/or any other Group Company is unable to pay its debts as they fall due, or suspends its debts, or makes or seeks to make a composition with its creditors;
(ii)any Obligor and/or any other Group Company is subject to difficulties which, although it has not ceased to make payments, it is not in a position to overcome as set out in article L. 620 of the French Commercial Code (Code de commerce) or has ceased to make payments as set out in article L. 631-1 of the French Commercial Code (Code de commerce) or article L. 613-26 of the French Monetary and Financial Code (Code monétaire et financier);
(iii)the appointment, in respect of any Obligor and/or any other Group Company, of a mandataire ad hoc pursuant to article L. 611-3 of the French Commercial Code (Code de commerce) or the commencement, in respect of the Borrower or any other member of the Group, of a compromise procedure (procédure de conciliation) pursuant to article L. 611-4 of the French Commercial Code (Code de commerce);

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(iv)any Obligor and/or any other Group Company is subject to any judgment opening proceedings for safeguard (sauvegarde) (including accelerated safeguard (sauvegarde accélérée) and accelerated financial safeguard (sauvegarde financière accélérée)), judicial recovery proceedings (redressement judiciaire) or judicial liquidation (liquidation judiciaire) or to a total or partial asset transfer plan (plan de cession totale ou partielle) or any other measure for preventing or resolving crises provided for in parts 4 and 5 of article L. 613-31-16 I of the French Monetary and Financial Code (Code monétaire et financier);
(v)any Obligor and/or any other Group Company is subject to any measure, procedure or judgment which is similar to, or has equivalent effects to, those referred to in paragraphs (i), (ii), (iii) and (iv) above, in France or in any other country;
(g)an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of any Obligor or any property forming part of the Investment, unless the proceedings are frivolous or vexatious;
(h)any Obligor defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;
(i)any Obligor defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union;
(j)any distress, execution, sequestration or other process is levied or enforced upon the property of any Obligor or any property forming part of the Investment and is not discharged or stayed within 14 (fourteen) days, unless the proceedings are frivolous or vexatious;
(k)a Material Adverse Change occurs, as compared with the position at the date of this Contract;
(l)it is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents, or the Finance Documents are not effective in accordance with its terms or is alleged by any Obligor to be ineffective in accordance with its terms; or
(m)any Obligor fails to comply with any other provision under the Finance Documents, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 20 Business Days from the earlier of the Borrower becoming aware of the non-compliance and a notice served by the Bank on the Borrower.
11.2Other rights at law
Article 9.1 (Right to demand repayment) shall not restrict any other right of the Bank at law to require prepayment of the Loan Outstanding, together with accrued interest and all other amounts accrued or outstanding under this Contract.
11.3Prepayment Fee
In case of demand under Article 9.1, the Borrower shall pay the Bank the amount demanded together with the relevant Prepayment Fee.
11.4Non-Waiver
No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.
11.5No hardship
Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Finance Documents and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

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Article 10
Law and jurisdiction, miscellaneous
11.1Governing Law
This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of France.
11.2Jurisdiction
The French tribunals in Paris have exclusive jurisdiction to settle any dispute (a "Dispute") arising out of or in connection with this Contract (including a dispute regarding the existence, validity or termination of this Contract or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Contract.
11.3Place of performance
Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.
11.4Evidence of sums due
In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall, in the absence of manifest error, be prima facie evidence of such amount or rate.
11.5Entire Agreement
This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.
11.6Invalidity
If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:
(a)the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or
(b)the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.
11.7Amendments
Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.
Article 11
Final Clauses
11.1Notices
11.1.1Form of notice
(a)Any notice or other communication given under this Contract must be in writing and, unless otherwise stated, may be made by letter or electronic mail.

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(b)Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter, or by electronic mail. Such notices and communications shall be deemed to have been received by the other party:
(i)on the date of delivery in relation to a hand-delivered or registered letter;
(ii)in the case of any electronic mail sent by the Borrower to the Bank, only when actually received in readable form and only if it is addressed in such a manner as the Bank shall specify for this purpose, or
(iii)in the case of any electronic mail sent by the Bank to the Borrower, when the electronic mail is sent.
(c)Any notice provided by the Borrower to the Bank by e-mail shall:
(i)mention the Contract Number in the subject line; and
(ii)be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more Authorised Signatories of the Borrower as appropriate, attached to the e-mail.
(d)Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.
(e)Without affecting the validity of electronic mail or communication made in accordance with this Article 12.1, the following notices, communications and documents shall also be sent by registered letter to the relevant party at the latest on the immediately following Business Day:
(i)disbursement Acceptance;
(ii)any notices and communication in respect of the cancellation of a disbursement of any Tranche, Prepayment Request, Prepayment Notice, Event of Default, any demand for prepayment, and
(iii)any other notice, communication or document required by the Bank.
(f)The parties agree that any above communication (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand (sous seing privé).
11.1.2Addresses
The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication to be made or document to be delivered under or in connection with this Contract is:

For the Bank	Attention: OPS/ENPST/3-GC&IF 100 boulevard Konrad Adenauer L-2950 Luxembourg Email address OPS-ENPST3-Secretariat@eib.org
For the Borrower	Attention: Financial Department Nanobiotix, 60 rue de Wattignies 75012 Paris Email address comptabilité@nanobiotix.com

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11.1.3Demand after notice to remedy
The Bank and the Borrower shall promptly notify the other party in writing of any change in their respective communication details.
11.2English language
(a)Any notice or communication given under or in connection with this Contract must be in English.
(b)All other documents provided under or in connection with this Contract must be:
(i)in English; or
(ii)if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.

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IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in 3 (three) originals in the English language.
At Luxembourg and Paris, this 26 July 2018

Signed for and on behalf of EUROPEAN INVESTMENT BANK	Signed for and on behalf of NANOBIOTIX

Hristo Stoykov     Charlotte Hill
Head of Division         Legal Officer

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Schedule A
Investment Specification and Reporting
[***]

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[***]

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[***]

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Schedule B
Definition of EURIBOR
"EURIBOR" means:
(a)in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;
(b)in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and
(c)in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,
(the period for which the rate is taken or from which the rates are interpolated being the "Representative Period").
For the purposes of paragraphs (a) to (c) above:
(i)"available" means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), or any successor to that function of EMMI, as determined by the Bank; and
(ii)"Screen Rate" means the rate of interest for deposits in EUR for the relevant period as published at 11:00 a.m., Brussels time, or at a later time acceptable to the Bank on the day (the "Reset Date") which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.
If such Screen Rate is not so published, the Bank shall request the principal offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them, as at approximately 11:00 a.m., Brussels time on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations. If no sufficient quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11:00 a.m., Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European banks for a period equal to the Representative Period. The Bank shall inform the Borrower without delay of the quotations received by the Bank.
All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one thousandth of a percentage point, with halves being rounded up.
If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EMMI (or any successor to that function of EMMI as determined by the Bank) in respect of EURIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.
If the Screen Rate becomes permanently unavailable, the EURIBOR replacement rate will be the rate (inclusive of any spreads or adjustments) formally recommended by (i) the working group on euro risk-free rates established by the European Central Bank (ECB), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) the European Money Market Institute, as the administrator of EURIBOR, or (iii) the competent authority responsible under Regulation (EU) 2016/1011 for supervising the European Money Market Institute, as the administrator of the EURIBOR, or (iv) the national competent authorities designated under Regulation (EU) 2016/1011, or (v) the European Central Bank.
If no Screen Rate and/or the EURIBOR replacement rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then

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applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

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Schedule C
Form of Disbursement Offer/Acceptance

To:    Nanobiotix
From:    European Investment Bank
Date:
Subject:    Disbursement Offer/Acceptance for the Finance Contract between European     Investment Bank and Nanobiotix dated 2018 (the "Finance Contract")
    Contract Number 89427 and 89987 Operation Number Serapis 2018-0245

Dear Sirs,
We refer to the Finance Contract. Terms defined in the Finance Contract have the same meaning when used in this letter.
Following your request for a Disbursement Offer from the Bank, in accordance with Article 2.2.2 of the Finance Contract, we hereby offer to make available to you the following Tranche:
(a)First Tranche / Second Tranche / Third Tranche
(b)Amount to be disbursed:
(c)Disbursement Date:
(d)Interest rate basis: (PIK Interests Rate/Fixed Rate)
(e)Payment Dates and interest periods:
(f)Terms and frequency for repayment of principal:
(g)First Repayment Date and/or Maturity Date:
To make the Tranche available subject to the terms and conditions of the Finance Contract, the Bank must receive a Disbursement Acceptance in the form of a copy of this Disbursement Offer duly signed on your behalf, to the following e-mail [] no later than the Disbursement Acceptance Deadline of [time], Luxembourg time, on [date].
The Disbursement Acceptance below must be signed by an Authorised Signatory and must be fully completed as indicated, to include the details of the Disbursement Account.
If not duly accepted by the above stated time, the offer contained in this document shall be deemed to have been refused and shall automatically lapse.
If you do accept the Tranche as described in this Disbursement Offer, all the related terms and conditions of the Finance Contract shall apply, in particular, the provisions of Article 2.5.
Yours faithfully,
EUROPEAN INVESTMENT BANK

We hereby accept the above Disbursement Offer for and on behalf of the Borrower:

__________________________________________
Date:

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Account to be credited:[1]
Account N°:
Account Holder/Beneficiary:
(please, provide IBAN)
Bank name, identification code (BIC) and address:
Payment details to be provided:
Please transmit information relevant to:
Name(s) of the Borrower's Authorised Signatory(ies):
………………………………………………………..………………………………………………..
Signature(s) of the Borrower’s Authorised Signatory(ies):

IMPORTANT NOTICE TO THE BORROWER:
BY COUNTERSIGNING ABOVE YOU CONFIRM THAT THE LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS PROVIDED TO THE BANK WAS DULY UPDATED PRIOR TO THE PRESENTATION OF THE ABOVE DISBURSEMENT OFFER BY THE BANK.
IN THE EVENT THAT ANY SIGNATORIES OR ACCOUNTS APPEARING IN THIS DISBURSEMENT ACCEPTANCE ARE NOT INCLUDED IN THE LATEST LIST OF AUTHORISED SIGNATORIES AND ACCOUNTS RECEIVED BY THE BANK, THE ABOVE DISBURSEMENT OFFER SHALL BE DEEMED AS NOT HAVING BEEN MADE.

1 The details concerning banking intermediary are also to be provided if such intermediary has to be used to make the transfer to the Beneficiary’s Account.

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Schedule D
Form of Certificate (Article 2.5.5)
To:    European Investment Bank
From:    Nanobiotix
Date:
Subject:    Finance Contract between European Investment Bank and Nanobiotix dated [] 2018 (the "Finance Contract") Contract Number 89427 and 89987 Operation Number Serapis 2018-0245

Dear Sirs,
Terms defined in the Finance Contract have the same meaning when used in this letter.
For the purposes of Article 2.5 of the Finance Contract we hereby certify to you as follows:
(a)no Prepayment Event has occurred and is continuing unremedied;
(b)no security of the type prohibited under Paragraph 23 of Schedule H has been created or is in existence;
(c)there has been no material change to any aspect of the Investment or in respect of which we are obliged to report under the Finance Contract, save as previously communicated by us;
(d)no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute an Event of Default has occurred and is continuing unremedied or unwaived;
(e)no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award;
(f)the representations and warranties to be made by us under Article 7 of the Finance Contract are true in all respects;
(g)no Material Adverse Change has occurred, as compared with the situation at the date of the Finance Contract; and
(h)the borrowing of the Credit, or any part thereof, by the Borrower is within the corporate powers of the Borrower.

Yours faithfully,

For and on behalf of [Nanobiotix]
Date:

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Schedule E

Initial Documentary Conditions Precedent
(a)The duly executed Finance Documents.
(b)The constitutional documents of each Obligor.
(c)A copy of the resolution of the competent body (board of directors or general meeting of shareholders) of each Obligor duly authorising the execution of the Finance Documents to which it is a party and duly authorising the relevant signatories.
(d)The List of Authorised Signatures and Accounts.
(e)A legal opinion of Hogan Lovells (Paris) LLP, addressed to the Bank on the legality, validity and enforceability of the Finance Documents.
(f)A legal opinion of Jones Day, legal adviser to the Borrower, addressed to the Bank, on the valid existence of the Borrower, the authority and capacity of the Borrower to enter into the Finance Documents and on the due execution and choice of law of the Finance Documents.
(g)The latest audited financial statements of the Borrower.
(h)A structure chart showing the Group as of the date of this Contract.
(i)A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Contract.
(j)Evidence of payment of all the fees and expenses as required under the Finance Documents.
(k)A copy of any other document, authorisation, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or the validity and enforceability of the same.

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Schedule F
Representations and Warranties
A.Authorisations and Binding Obligations
(a)It is duly incorporated and validly existing as a company with limited liability under the laws of France.
(b)It has the power to carry on its business as it is now being conducted and to own its property and other assets, and to execute, deliver and perform its obligations under the Finance Documents.
(c)It has obtained all necessary Authorisations in connection with the execution, delivery and performance of the Finance Documents and in order to lawfully comply with its obligations thereunder, and in respect of the Investment, and all such Authorisations are in full force and effect and admissible in evidence.
(d)The execution and delivery of, the performance of its obligations under and compliance with the provisions of the Finance Documents do not and will not contravene or conflict with:
(i)any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;
(ii)any agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under the Finance Documents; or
(iii)any provision of its constitutional documents.
(e)The obligations expressed to be assumed by each Obligor in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.
B.No default or other adverse event
(a)There has been no Material Adverse Change since 20 July 2018. (Non-repeating)
(b)No event or circumstance which constitutes an Event of Default has occurred and is continuing unremedied or unwaived.
C.No proceedings
(a)No litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its subsidiaries any unsatisfied judgement or award.
(b)To the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it. (Non-repeating)
(c)As at the date of this Contract, the Borrower has not taken any action to commence proceedings for, nor have any other steps been taken or legal proceedings commenced or, so far as the Borrower is aware, threatened against it for its insolvency, winding up or dissolution, or for the Borrower to enter into any arrangement or compositions for the benefit of creditors, or for the appointment of an administrator, receiver, administrative receiver, examiner, trustee or similar officer. (Non-repeating)
D.Security
At the date of this Contract, no Security exists over the assets of any Group Company (Non-repeating)
E.Ranking
(a)Its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

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(b)No financial covenants have been concluded with any other creditor of the Borrower.
(c)No Voluntary Non EIB Prepayment has occurred.
F.Anti-Corruption
(a)It is in compliance with all applicable European Union and France legislation, including any applicable anti-corruption legislation.
(b)To the best of its knowledge, no funds invested in the Investment by the Borrower or by its controlling entities or any Group Company are of illicit origin, including products of money laundering or linked to the financing of terrorism.
(c)It is not engaged in any Illegal Activities and to the best of its knowledge no Illegal Activities have occurred in connection with the Investment.
G.Accounting and Tax
(a)The latest available consolidated audited accounts of the Borrower and the other Obligors have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower and the other Obligors, as relevant.
(b)The Accounting Reference Date of the Borrower is 31 December.
(c)It is not required to make any deduction for or on account of any Tax from any payment it may make under the Finance Documents. (Non-repeating)
(d)All Tax returns required to have been filed by it or on its behalf under any applicable law have been filed when due and contain the information required by applicable law to be contained in them.
(e)It has paid when due all Taxes payable by it under applicable law except to the extent that it is contesting payment in good faith and by appropriate means.
(f)With respect to Taxes which have not fallen due or which it is contesting, it is maintaining reserves adequate for their payment and in accordance, where applicable, with GAAP.
(g)Under the laws of France it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in France or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents, or the transactions contemplated by the Finance Documents. (Non-repeating).
H.Information provided
(a)Any factual information provided by the Borrower for the purposes of entering into this Contract and any related documentation was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated and continues to be true and accurate in all material respect as at the date of the signature of this Contract. (Non-repeating)
(b)The Group structure chart is true, complete and accurate in all material respects and represents the complete corporate structure of the Group as at the date of this Contract, and other than as set out therein the Borrower owns no other equity and/or shares in any other business entity. (Non-repeating)
I.No indebtedness
The Borrower has no Indebtedness outstanding other than Permitted Indebtedness. (Non-repeating).
J.No Immunity
Neither it, nor any of its assets, is entitled to immunity from suit, execution, attachment or other legal process.
K.Pensions
The pension schemes for the time being operated by the Borrower (if any) are funded in accordance with their rules and to the extent required by law or otherwise comply with the requirements of any law applicable in the jurisdiction in which the relevant pension scheme is maintained.

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Schedule G
Existing Indebtedness and Existing Off balance Sheets Commitments

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Schedule H
General Undertakings
A.Use of Loan
The Borrower shall use all amounts borrowed by it under the Loan to carry out the Investment.
B.Completion of Investment
The Borrower shall or shall procure that the Investment is carried out in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.
C.Procurement procedure
The Borrower shall secure goods and services for the Investment (a) in so far as they apply to it or to the Investment, in accordance with European Union law in general and in particular with the relevant European Union Directives and (b) in so far as European Union Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.
D.Compliance with laws
Each Obligor shall comply in all respects with all laws and regulations to which it or the Investment is subject.
E.Environment
(a)The Borrower shall:
(i)implement and operate the Investment in compliance with Environmental Law;
(ii)obtain, maintain and comply with requisite Environmental Approvals for the Investment, and upon becoming aware of any breach of this Paragraph 5:
(i)the Borrower shall promptly notify the Bank;
(ii)the Borrower and the Bank will consult for up to 15 Business Days from the date of notification with a view to agreeing the manner in which the breach should be rectified; and
(iii)the Borrower shall remedy the breach within 30 Business Days of the end of the consultation period.
F.Integrity
The Borrower shall take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of an Illegal Activity perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Borrower's activity in relation to the Loan or the Investment.
G.Integrity Audit Rights
The Borrower shall ensure that all contracts under the Investment to be procured after the date of signature of this Contract in accordance with EU Directives on procurement provide for:
(a)the requirement that the relevant contractor promptly informs the Bank of a genuine allegation, complaint or information with regard to Criminal Offences related to the Investment;

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(b)the requirement that the relevant contractor keeps books and records of all financial transactions and expenditures in connection with the Investment; and
(c)the Bank’s right, in relation to an alleged Criminal Offence, to review the books and records of the relevant contractor in relation to the Investment and to take copies of documents to the extent permitted by law.
H.Disposal of assets
(a)Except as provided below, the Borrower shall not, and shall procure that no Group Company shall, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of all or any part of any Group Company's business, undertaking or assets (including any shares or security of any entity or a business or undertaking, or any interest in any of them).
(b)Paragraph (a) above does not apply to any such disposal:
(i)made with the prior written consent of the Bank, provided always that if the Borrower requests the consent of the Bank pursuant to this provision, the Bank shall review the anticipated transaction, the anticipated synergies and will give due consideration to the request for consent of the Borrower;
(ii)made on arm's length terms in the ordinary course of business of a Group Company;
(iii)made on arm's length terms and at fair market value for cash, which is reinvested in assets of comparable or superior type, value and quality;
(iv)made on arm's length terms in exchange for other assets comparable or superior as to type, value and quality;
(v)by one Obligor to another Obligor or by a Group Company to another Group Company subject to the Group Company receiving the asset(s) simultaneously becoming a Guarantor;
(vi)constituted by a licence of Intellectual Property Rights;
(vii)made in relation to non-material assets which have depreciated to less than 25% of their initial value or which are obsolete;
(viii)excluding any disposal otherwise permitted under (ii) to (vii) above, disposals where the higher of the market value or consideration receivable for such disposals does not exceed (x) 10% of total assets during any Financial Year, and (y) 25% of total assets during the term of the Credit; or
(ix)arising as a result of Permitted Security,
provided that the disposal is not of assets forming part of the Investment or shares in subsidiaries holding assets forming part of the Investment, which may not be disposed of unless either (a) the Borrower consults the Bank in relation to such disposal, and the Bank approves the disposal, or (b) the proceeds of the disposal are applied to prepay the Bank.
For the purposes of this section, "dispose" and "disposal" includes any act effecting sale, transfer, lease or other disposal.
I.Maintenance of assets
The Borrower shall maintain, repair, overhaul and renew all assets required in relation to the Investment as required to keep such assets in good working order.
J.Insurances
The Borrower shall, and shall procure that each Group Company shall, maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.
K.Change in business
The Borrower shall procure that no substantial change is made to the general nature business of the Borrower or the Group as a whole from that carried on at the date of this Contract.

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L.Merger
The Borrower shall not, and shall procure that no Group Company shall, enter into any amalgamation, demerger, merger or corporate reconstruction unless:
(a)with the prior written consent of the Bank; or
(b)the solvent liquidation or reorganisation of a Group Company which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Companies;
(c)such amalgamation, demerger, merger or corporate reconstruction does not result in a Material Adverse Change and is on a solvent basis, and provided that:
(i)only Group Companies are involved provided that if the Borrower is a party to such merger, the Borrower shall survive such merger and there shall be no adverse financial consequences resulting from such merger;
(ii)the resulting entity will not be incorporated or located in a country which is in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and
(iii)if the Borrower is involved, (i) the rights and obligations of the Borrower under this Contract will remain with the Borrower, (ii) the surviving entity will be the Borrower and the statutory seat of the Borrower would not as a result of such merger be transferred to a different jurisdiction, (iii) the merger will not have an effect on the validity, legality or enforceability of the Borrower's obligations under this Contract; and (iv) all of the business and assets of the Borrower are retained by it.
M.Books and records
The Borrower shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower, including expenditures in connection with the Investment, in accordance with GAAP as in effect from time to time.
N.Ownership
(a)The Borrower shall maintain not less than 51% of the share capital, directly or indirectly, of each of its Material Subsidiaries, unless a prior written consent of the Bank is received by the Borrower.
(b)The Borrower shall in aggregate maintain not less than 100% of the share capital, directly or indirectly, of each Guarantor, unless prior written consent of the Bank is received by the Borrower.
(c)The Borrower shall immediately notify the Bank in the event of a new entity becoming a majority owned subsidiary of the Borrower (meaning ownership of more than 50%) through any means, including but not limited to acquisition, creation and spin-off.
(d)The undertakings in Paragraphs (a) and (b) above shall be calculated in accordance with GAAP as applied by the Borrower on the date of this Contract and as GAAP is amended from time to time and tested annually.
O.Acquisitions
The Borrower shall not, and shall procure that no Group Company shall, invest in or acquire any entity or a business going concern or an undertaking (whether whole or substantially the whole of the assets or business), or any division or operating unit thereof, or any shares or securities of any entity or a business or undertaking (or in each case, any interest in any of them) (or agree to any of the foregoing), save for an acquisition:
(a)with the prior written consent of the Bank, provided always that if the Borrower requests the consent of the Bank pursuant to this provision, the Bank shall review the anticipated transaction, the anticipated synergies and will give due consideration to the request for consent of the Borrower;

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(b)by one Obligor of an asset sold, leased, transferred or otherwise disposed of by another Obligor;
(c)by a Group Company of all the shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, provided that:
(i)such entity has not yet commenced commercial operations;
(ii)such entity is incorporated in a country that is a member of either or both of the European Union or the Organisation of Economic Co-Operation and Development; and
(iii)no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition; or
(d)of shares or other ownership interests in any limited liability company or corporation, limited liability partnership or any equivalent company, the consideration for which:
(i)if in cash, does not exceed an aggregate amount of EUR 1,500,000 during any Financial Year and EUR 4,000,000 during the term of the Credit; or
(ii)consists of shares in the Borrower only, up to a maximum value of 8% of the average of the market capitalisation of the Borrower in the three months up to the date of the acquisition, provided that:
(i)no Event of Default is continuing on the date the relevant acquisition agreement is entered into or would occur as a result of the acquisition;
(ii)the acquired entity is engaged in a business similar or complementary to the business carried on by the Group as at the date of this Contract;
(iii)the acquired entity is not incorporated or located in a jurisdiction that is blacklisted by any Lead Organisation in connection with activities such as money laundering, financing of terrorism, tax fraud and tax evasion or harmful tax practices as such blacklist may be amended from time to time; and
in respect of any acquisition where the consideration exceeds EUR 1,000,000, legal and financial due diligence reports (including customary reliance letters in favour of the Bank)) and a business plan (in the form of the most recent budget adjusted for the expected effects of the acquisition) in respect of the 3 (three) next following Financial Years and any other due diligence reports received in connection with the acquisition (if any) are provided to the Bank.
P.Indebtedness
The Borrower shall not, and shall procure that no other Group Company shall, incur any Indebtedness, save for Indebtedness incurred:
(a)with the prior written consent of the Bank;
(b)Existing Indebtedness;
(c)Existing Off Balance Sheet Commitments;
(d)under this Contract;
(e)under any finance or capital leases of equipment if the aggregate liability in respect of the equipment leases does not at any time exceed EUR 2,000,000 (or its equivalent in another currency or currencies);
(f)under Permitted Hedging;
(g)under any letters of credit provided that such Indebtedness does not, singularly or in aggregate, exceed EUR 2,000,000 (or its equivalent in another currency or currencies);
(h)in respect of a Permitted Guarantee; or
(i)not permitted by the preceding paragraphs and the outstanding amount of which does not exceed EUR 1,000,000 (or its equivalent) in aggregate for the Group at any time.

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Q.Guarantees
(a)The Borrower shall not, and shall procure that no other Group Company shall, issue or allow to remain outstanding any guarantees in respect of any liability or obligation of any person save for:
(i)with the prior written consent of the Bank;
(ii)Existing Off Balance Sheet Commitments; or
(iii)guarantees issued in the ordinary course of trade by any Group Company under or in connection with:
(1)under the Guarantee Agreement;
(2)under any negotiable instruments;
(3)in connection with any performance bond;
(4)in connection with any Permitted Indebtedness; or
(5)issued by one Obligor to another Obligor.
(b)The Borrower shall procure that each Material Subsidiary accedes to the Guarantee Agreement as a Guarantor.
R.Hedging
The Borrower shall not, and shall procure that no other Group Company shall, enter into any derivative transaction other than Permitted Hedging, where "Permitted Hedging" means:
(a)any derivative transaction by a Group Company to hedge actual or projected exposure arising in the ordinary course of trading and not for speculative purposes; and
(b)any derivative instrument of a Group Company which is accounted for on a hedge accounting basis but is not entered into for speculative purposes.
S.Restrictions on distributions
The Borrower shall not, and shall procure that no other Group Company shall, declare or distribute dividends, or return or purchase shares, save for:
(a)with the prior written consent of the Bank;
(b)payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor;
(c)any dividend payments made by any subsidiary of the Borrower;
(d)dividend payments or share repurchases by a Group Company provided that:
(i)such dividends and repurchases are made in compliance with applicable corporate law and other mandatory regulatory restrictions;
(ii)no Default has occurred and is continuing;
(iii)such dividends or repurchases do not exceed in aggregate 50% of the net earnings for the Group as reported in the annual, audited, consolidated accounts for the preceding Financial Year;
(iv)the First Tranche and the Second Tranche have been fully repaid; and
(v)the amount of the Net Cash position of the Borrower is in excess of EUR 30,000,000.
T.Restrictions on intercompany loans
The Borrower shall not, and shall procure that no other Group Company shall, make any payment in respect of any intercompany loan, save for:
(a)with the prior written consent of the Bank;
(b)where the lender of the intercompany loan is the Borrower or an Obligor; or
(c)the payments to a Group Company as a result of a solvent liquidation or reorganisation of a Group Company which is not an Obligor.

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U.Intellectual Property Rights
The Borrower shall, and shall procure that each other Group Company shall, (i) obtain, safeguard and maintain its rights with respect to the Intellectual Property Rights required for the implementation of the Investment in accordance with this Contract, including complying with all material contractual provisions and that the implementation of the Investment in accordance with this Contract will not result in the infringement of the rights of any person with regard to the Intellectual Property Rights and (ii) ensure that any Intellectual Property Rights necessary for the implementation of the Investment will be owned by or licensed to the Borrower, and where such Intellectual Property Rights which are owned by a Group Company are capable of registration, are registered to such party to the extent necessary to the implementation of the Investment.
V.Maintenance of Status
The Borrower shall, and shall procure that each other Group Company shall, remain duly incorporated and validly existing as a corporate entity with limited liability under the jurisdiction in which it is incorporated and that it will have no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated, and that it will continue to have the power to carry on its business as it is now being conducted and continue to own its property and other assets.
W.Negative pledge
(a)The Borrower shall not (and shall procure that no other Group Company shall) create or permit to subsist any Security over any of its assets.
(b)For the purposes of this Paragraph 23, the term Security shall also include any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by any Group Company, the sale, transfer or other disposal of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set off or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising credit or of financing the acquisition of an asset.
(c)Paragraph (a) above does not apply to any Security, listed below:
(i)any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(ii)any payment or close out netting or set-off arrangement pursuant to any Permitted Hedging, but excluding any Security under a credit support arrangement in relation to a hedging transaction;
(iii)any lien arising by operation of law and in the ordinary course of trading;
(iv)any Security over or affecting any asset acquired by Group Company after the date of this Contract if:
(1)the Security was not created in contemplation of the acquisition of that asset by a Group Company;
(2)the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a Group Company; and
(3)the Security is removed or discharged within 3 months of the date of acquisition of such asset;
(v)any Security over or affecting any asset of any company which becomes a Group Company after the date of this Contract, where the Security is created prior to the date on which that company becomes a Group Company, if:
(1)the Security was not created in contemplation of the acquisition of that company;

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(2)the principal amount secured has not increased in contemplation of or since the acquisition of that company; and
(3)the Security is removed or discharged within 3 months of that company becoming a Group Company;
(vi)any Security entered into pursuant to this Contract;
(vii)any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any Group Company; or
(viii)any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by a Group Company other than any permitted under Paragraphs (i) to (viii) above) does not exceed EUR 500,000 (or its equivalent in another currency or currencies).
X.Most Favoured Nation Clause
If the documentation relating to any Indebtedness incurred by the Borrower in relation to moneys borrowed on a long or medium term, contains any provisions which are more favourable to the relevant lender, the Borrower shall promptly notify the Bank in writing and the Bank may request the Borrower that this Contract be amended to reflect the terms of each such provisions.

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Schedule I
Information and Visits
A.Information concerning the Investment
(a)The Borrower shall deliver to the Bank:
(i)the information in content and in form, and at the times, specified in Part A.2 of Schedule A or otherwise as agreed from time to time by the parties to this Contract;
(ii)semi-annually after the Final Availability Date, a progress report in relation to the Investment ;
(iii)any such information or further document concerning the Investment as the Bank may require to comply with its obligations under the EFSI Regulation; and
(iv)any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Investment as the Bank may reasonably require within a reasonable time;
provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower's expense and the Borrower shall provide such persons with all assistance necessary for the purpose.
(b)The Borrower shall submit for the approval of the Bank without delay any material changes to the Investment, also taking into account the disclosures made to the Bank in connection with the Investment prior to the signing of this Contract, in respect of, inter alia, the total cost, plans, timetable or to the expenditure programme or financing plan for the Investment.
(c)The Borrower shall promptly inform the Bank of:
(i)any action initiated or any objection raised by any third party or any genuine complaint received by the Borrower or any Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Investment; and
(ii)any fact or event known to the Borrower, which may substantially prejudice or affect the Borrower's ability to execute the Investment;
(iii)a genuine allegation, complaint or information with regard to Illegal Activities related to the Loan and/or the Investment; and
(iv)any non-compliance by it with any applicable Environmental Law; and
(v)any suspension, revocation or modification of any Environmental Approval, and set out the action to be taken with respect to such matters;
(d)If the total cost of the Investment exceeds the estimated figure set out in Recital (A), the Borrower shall notify the Bank without delay and shall inform the Bank of its plans to fund the increased costs.
(e)The Borrower shall, and shall procure that each other Group Company shall, promptly inform the Bank if at any time it becomes aware of the illicit origin (including products of money laundering or linked to the financing of terrorism) of any funds invested in the Investment by the Borrower or by its controlling entities or another Group Company.
(f)The Borrower shall provide to the Bank, if so requested:
(i)a certificate of its insurers showing that all assets required in order to carry out the Investment are insured with first class insurance companies in accordance with the most comprehensive relevant industry practice;
(ii)annually, a list of policies in force covering any aspect of the Investment, together with confirmation of payment of the current premiums.
B.Information concerning the Borrower
(a)The Borrower shall deliver to the Bank:

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(i)as soon as they become available but in any event within 120 days after the end of each of its Financial Years (and for the Financial Year ending on 31 December 2019, 120 days after the end of this Financial Year) its audited consolidated and unconsolidated annual report, balance sheet, cash flow statement, profit and loss account and auditors report for that Financial Year. The Borrower shall ensure that a statement for the Net Sales amount to be received by the Bank is included in the latest audited consolidated financial statements signed off by the auditors;
(ii)as soon as they become available but in any event within 60 days after the end of each of the relevant accounting periods its interim consolidated and unconsolidated semi-annual report, balance sheet, profit and loss account and cash flow statement for the first half-year of each of its Financial Years;
(iii)as soon as they become available but in any event within 45 days after the end of each quarter, its quarterly consolidated and unconsolidated quarterly report, balance sheet, profit and loss account and cash flow statement for each quarter of each of its Financial Years together with a Compliance Certificate signed by the legal representative of the Borrower;
(iv)from time to time, such further information, evidence or document concerning its general financial situation or such certificates of compliance with the undertakings of Article 7 (Borrower undertakings and representations) the factual information or documents provided to the Bank for the purposes of entering into this Contract as the Bank may deem necessary or may reasonably require to be provided within a reasonable time; and
(v)any such information or further document concerning customer due diligence matters of, or for, the Borrower to comply with “Know your customer” (KYC) or similar identification procedures as the Bank may deem necessary or may reasonably require to be provided within a time;
(b)The Borrower shall inform the Bank immediately of:
(i)any Event of Default having occurred or being threatened;
(ii)to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief is current, threatened or pending:
(1)against the Borrower or its controlling entities or members of the Borrower's management bodies in connection with Illegal Activities related to the Loan or the Investment; or
(2)which might if adversely determined result in a Material Adverse Change;
(iii)any measure taken by the Borrower pursuant to Paragraph 6 (Integrity) of Schedule H.
C.Visits by the Bank
(a)The Borrower shall allow persons designated by the Bank and, when either required by the relevant mandatory provisions of EU law or pursuant to the EFSI Regulation, the competent EU institutions including the European Court of Auditors, the Commission, the European Anti-Fraud Office, as well as persons designated by the foregoing:
(i)to visit the sites, installations and works comprising the Investment;
(ii)to interview representatives of the Borrower, and not obstruct contacts with any other person involved in or affected by the Investment; and
(iii)to conduct such on the spot audits and checks as they may wish and review the Borrower's books and records in relation to the execution of the Investment and to be able to take copies of related documents to the extent not prohibited by the law.
(b)The Borrower shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Article.

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(c)In the case of a genuine allegation, complaint or information with regard to Illegal Activities related to the Loan and/or the Investment, the Borrower shall consult with the Bank in good faith regarding appropriate actions. In particular, if it is proven that a third party committed Illegal Activities in connection with the Loan and/or the Investment with the result that the Loan or the EFSI financing were misapplied, the Bank may, without prejudice to the other provisions of this Contract, inform the Borrower if, in its view, the Borrower should take appropriate recovery measures against such third party. In any such case, the Borrower shall in good faith consider the Bank's views and keep the Bank informed.
D.Disclosure and publication
(a)The Borrower acknowledges and agrees that, to the extent permitted by law or regulation:
(i)the Bank may be obliged to communicate information relating to the Borrower and the Investment to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law or pursuant to the EFSI Regulation; and
(ii)the Bank may publish in its website or produce press releases containing information related to the financing provided pursuant to this Contract with support of the EFSI, including the name, address and country of establishment of the Borrower, the purpose of the financing, and the type and amount of financial support received under this Contract.
(b)The Borrower agrees to cooperate with the Bank to ensure that any press releases or publications made by the Borrower regarding the financing and the Investment include an appropriate acknowledgement of the financial support provided by EIB with the backing of the European Union through EFSI.
(c)If requested by the Bank, the Borrower undertakes to refer to this financing and other EIB financings in its public communications, if appropriate, during the availability period, and in connection with any drawdowns, and communications on major corporate events.

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Schedule J
Financial covenant

A.Financial covenant
The Borrower shall maintain at any time the Minimum Cash Balance.
B.Financial testing
The Minimum Cash Balance shall be tested by reference to the quarterly consolidated financial statements delivered in accordance with paragraph 2(a)(iii) of Schedule I as at the end of each quarter of each Financial Year, and as set out in the Compliance Certificate delivered to the Bank along with such financial statements.
C.Definitions
"Cash and Cash Equivalent" means the aggregate of:
(a)cash in hand or on deposit with any bank, including, without limitation, any amounts standing to the credit of any current account and any overnight and time deposits;
(b)the market value of any investment in special funds which are capable of being liquidated on short notice; and
(c)the market value of any securities, regardless of their initial or residual maturity which are capable of being liquidated on short notice.
"Minimum Cash Balance" means an amount of Cash and Cash Equivalent equal to the Loan Outstanding. For the sake of clarity, the Loan Outstanding is understood as the amount equal to the outstanding principal solely, regardless of any and all interest.

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Schedule K
Form of Compliance certificate

Compliance Certificate

To:    European Investment Bank
From:    Nanobiotix
Date:
Subject:    Finance Contract between European Investment Bank and Nanobiotix dated 26 July 2018, as amended pursuant to an amendment agreement dated [•] 2022 (the "Finance Contract")
__________________________________________________________________________
Dear Sirs,
We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.
We hereby confirm:
(a)[insert information and calculation details of the Cash and Cash Equivalent of the Group for the relevant quarter]; and
(b)[no event or circumstances which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute a Default, an Event of Default or a Prepayment Event has occurred and is continuing unremedied or unwaived. [If this statement cannot be made, this certificate should identify potential event of default that is continuing and the steps, if any, being taken to remedy it]
Yours faithfully,
For and on behalf of the Company

[legal representative]

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